Exhibit 99.1
February 22, 2008 — Frequently Asked Questions and Answers — (FAQ’s)

From time to time, Investor Relations will provide FAQs on various topics of interest. The following is a compilation of recent FAQs.

Q	What are the IMS prescription volumes for VYTORIN and ZETIA?

A

U.S. Total Prescription Volume (000’s)
January 2008
Cholesterol Management Market	20,363
Total Merck/Schering-Plough Franchise	3,194
VYTORIN	1,832
ZETIA	1,362
Source: IMS’ National Prescription Audit Plus (NPA+)

Q	Will you provide international presciption data for VYTORIN and ZETIA?

A	Prescription data from international markets are not as robust as U.S. data and their availability varies country to country. As a result, we will not report data from international markets.

Q	Will additional ENHANCE data be presented at ACC?

A	Yes, the American College of Cardiology (ACC) has accepted the ENHANCE abstract for presentation on Sunday, March 30, 2008, following the ACC Presidential address.

Q	What is the status of sugammadex?

A	Sugammadex was filed with regulatory authorities in the U.S., EU and Japan in 2007.

The U.S. Food & Drug Administration (FDA) has assigned priority review status to the company’s New Drug Application (NDA) for sugammadex.

The FDA has scheduled an advisory meeting to discuss sugammadex on March 11, 2008.

Sugammadex is specifically designed to reverse the effects of certain muscle relaxants, marketed in the United States as ZEMURON(R) (rocuronium bromide) and vecuronium bromide. Muscle relaxants are used as part of general anesthesia during surgical procedures. If approved, sugammadex will be the first in a new class of drugs known as selective relaxant binding agents that work in an entirely new and unique way to encapsulate the muscle relaxant molecule and render it inactive.

Q	What is the status of the Peg-Interferon filing for malignant melanoma?

A	Schering-Plough submitted a supplemental Biologics License Application (sBLA) for Peg-Interferon alfa-2b to the U.S. FDA and has been granted Priority Review status for the adjuvant treatment of patients with Stage III melanoma. This was announced on January 31, 2008.

The Priority Review designation is intended to expedite the review process for therapies that provide a significant improvement in the treatment of serious or life-threatening diseases. Based on this Priority Review status, the FDA reviews the application with the goal of taking action within six months of the sponsor’s submission of the sBLA.

Originally, the application was to be discussed by the FDA Oncology Drugs Advisory Committee on March 12, 2008. That meeting has been postponed and a new date is still to be determined.

DISCLOSURE NOTICE: The information in this frequently asked questions document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the ENHANCE clinical trial and its presentation. Forward-looking statements relate to expectations or forecasts of future events. Schering-Plough does not assume the obligation to update any forward-looking statement. Many factors could cause actual results to differ materially from Schering-Plough’s forward-looking statements, including market forces, economic factors, product availability, patent and other intellectual property protection, current and future branded, generic or over-the-counter competition, the regulatory process, and any developments following regulatory approval, among other uncertainties. For further details about these and other factors that may impact the forward-looking statements, see Schering-Plough’s Securities and Exchange Commission filings, including Part II, Item 1A. “Risk Factors” in Schering-Plough’s 8-K, filed February 12, 2008.